INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 1st day of November, 2000, between the VANGUARD WHITEHALL FUNDS, a Delaware business trust (the "Trust"), and BARROW, HANLEY, MEWHINNEY & strauss, inc., a Nevada corporation (the "Adviser"), which is wholly owned by United Asset Management Corporation, a Delaware corporation (the "Adviser's Parent").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust has retained the Adviser to render investment advisory services to its Selected Value Portfolio (the "Fund") under a prior investment advisory agreement dated January 31, 1996;

     WHEREAS, the Adviser's Parent was acquired on October 5, 2000 by Old Mutual plc, an international financial services group based in London, England and such acquisition resulted in an "assignment" of the Prior Agreement within the meaning of Section 2(a)(4) of the 1940 Act; and

     WHEREAS, the Trust and Adviser wish to continue the advisory relationship without interruption by entering into a new investment advisory agreement that is substantially identical to the Prior Agreement;

     NOW, THEREFORE, this Agreement


                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF ADVISER. The Trust hereby employs Adviser as investment adviser, on the terms and conditions set forth herein, for the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines to assign to Adviser (referred to in this Agreement as the "BHMS Portfolio"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to Adviser. Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISER. The Trust employs Adviser to manage the investment and reinvestment of the assets of the BHMS Portfolio; to continuously review, supervise, and administer an investment program for the BHMS Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of Adviser that the Fund is required to maintain; and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to Adviser in writing, and applicable laws and regulations. Adviser agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the BHMS Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees pursuant to written policies and procedures provided to Adviser. Subject to policies established by the Board of Trustees, Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Adviser's overall responsibilities with respect to the accounts as to which Adviser exercises investment discretion. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Adviser will promptly communicate to the Fund's officers and the Board of Trustees such information relating to portfolio transactions as they may reasonably request.

     4. COMPENSATION OF ADVISER. For services to be rendered by Adviser as provided in this Agreement, the Fund will pay to Adviser, at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the BHMS Portfolio for the quarter:

              .40% on the first $100 million of net assets; .35% on the next $200 million of net assets; .25% on the next $300 million of net assets; .20% on the next $400 million of net assets; .15% on net assets over $1 billion.

     The Basic Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment") based on the cumulative investment performance of the BHMS Portfolio over a trailing 36-month period relative to that of the Russell Midcap Index (the "Index") over the same period. The Adjustment applies as follows:

CUMULATIVE 36-MONTH PERFORMANCE OF THE       PERFORMANCE FEE ADJUSTMENT AS A
      BHMS PORTFOLIO VS. INDEX                  PERCENTAGE OF BASIC FEE*
      ------------------------                  ------------------------
      More than +12%                                      +50%
      Between +6% and +12%                                +25%
      Between -6% and +6%                                   0%
      Between -12% and -6%                                -25%
      Less than -12%                                      -50%
      ---------------------------
      *For purposes of the Adjustment calculation, the Basic Fee is calculated by applying the above rate schedule against the average net assets of the BHMS Portfolio over the same period for which the performance is measured.

     4.1. TRANSITION RULES FOR CALCULATING ADVISER'S COMPENSATION. The Adjustment set forth in Section 4 of this Agreement was not fully operable until the close of the calendar quarter ending April 30, 1999. Until that date, the following transition rules applied:

          (a) MARCH 1, 1996, THROUGH THE QUARTER ENDING APRIL 30, 1999. Beginning with the quarter ending April 30, 1997, and until the quarter ending April 30, 1999, the Adjustment was computed based upon a comparison of the investment performance of the Fund and that of the Russell Midcap Index over the number of months that had elapsed between March 1, 1996, and the quarter for which Adviser's fee is computed. During this period, the +/-12% hurdle rate, as well as the Adjustment described in Section 4.0, was multiplied by a fraction, which equaled the number of months elapsed since March 1, 1996, divided by 36.

          (c) ON AND AFTER APRIL 30, 1999. The Adjustment was fully operable at this time.

     4.2. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The following special rules will also apply to Adviser's compensation:

          (a) BHMS PORTFOLIO UNIT VALUE. The "BHMS Portfolio unit value" shall be determined by dividing the total net assets of the BHMS Portfolio by a given number of units. The number of units in the BHMS Portfolio shall be equal to the total shares outstanding of the Fund on the effective date of this Agreement; provided, however, that as assets are added to or withdrawn from the BHMS Portfolio, the number of units of the BHMS Portfolio shall be adjusted based on the unit value of the BHMS Portfolio on the day such changes are executed.

          (b) BHMS PORTFOLIO PERFORMANCE. The investment performance of the BHMS Portfolio for any period, expressed as a percentage of the BHMS Portfolio unit value at the beginning of the period, will be the sum of: (i) the change in the BHMS Portfolio unit value during such period; (ii) the unit value of the Fund's cash distributions from the BHMS Portfolio's net investment income and realized net capital gains (whether short or long term) having an ex-dividend date occurring within the period; and (iii) the unit value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period by the BHMS Portfolio, expressed as a percentage of the BHMS Portfolio unit value at the beginning of such period. For this purpose, the value of distributions of realized capital gains per unit of the BHMS Portfolio, of dividends per unit of the BHMS Portfolio paid from investment income, and of capital gains taxes per unit of the BHMS Portfolio paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in units of the BHMS Portfolio at the unit value in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends, and taxes.

          (c) INDEX PERFORMANCE. The investment record of the Index for any period, expressed as a percentage of the Index level at the beginning of such period, will be the sum of (i) the change in the level of the Index during such period, and (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities make up the Index. For this purpose, cash distributions on the securities that make up the Index will be treated as reinvested in the Index, at least as frequently as the end of each calendar quarter following the payment of the dividend. The calculation will be gross of applicable costs and expenses, and consistent with the methodology used by the Frank Russell Company.

          (d) PERFORMANCE COMPUTATIONS. The foregoing notwithstanding, any computation of the investment performance of the BHMS Portfolio and the investment record of the Index shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

          (e) EFFECT OF TERMINATION. In the event of termination of this Agreement, the fees provided in this Agreement will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. REPORTS. The Fund and Adviser agree to furnish to each other with current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including information about changes in ownership of Adviser.

     6. COMPLIANCE. Adviser agrees to comply with all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to Adviser in writing, including any such policies, procedures, or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. STATUS OF ADVISER. The services of Adviser to the Fund are not to be deemed exclusive, and Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.

     8. LIABILITY OF ADVISER. In the absence of (i) willful misfeasance, bad faith, or gross negligence on the part of Adviser in performance of its obligations and duties hereunder; (ii) reckless disregard by Adviser of its obligations and duties hereunder; or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error or judgment, mistake of law, or any other act or omission in the course of, or connected with, rendering services hereunder, including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption, or sales of any security on behalf of the Fund.

     9. DURATION AND TERMINATION. This Agreement will become effective on November 1, 2000, and will continue in effect thereafter, only so long as such continuance is approved at least annually by votes of the Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, a continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     However this Agreement (i) may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser; (ii) will automatically terminate in the event of its assignment; and
(iii) may be terminated by Adviser on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 9, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     10. SEVERABILITY. If any provision of this Agreement is held to be or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

     11. PROXY POLICY. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.

     12. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this 2nd day of November, 2000.

ATTEST:                             VANGUARD WHITEHALL FUNDS


By /S/ Melissa L. Nassar            By /S/ John J. Brennan
                                           Chairman, CEO and President


ATTEST:                             Barrow, Hanley, MEWHINNEY & STRAUSS, INC.


By                                  By /S/ James P. Barrow
                                           Portfolio Manager